BLACKSTONE INVESTOR SOLUTIONS FUNDS

September 10, 2012

Amendment No. 1 to Agreement and Declaration of Trust

Ratification of Prior Actions and

Certificate and Instrument of Amendment

The undersigned, being the sole trustee of Blackstone Investor Solutions Funds (the “Trust”), an unincorporated voluntary association organized and existing under and by virtue of the laws of The Commonwealth of Massachusetts, does hereby adopt the following resolutions pursuant to Article IX, Section 8 of the Agreement and Declaration of Trust of the Trust dated August 27, 2012 and in lieu of a special meeting of the sole trustee:

RESOLVED:	The actions of the sole trustee of the Trust to change the name of the Trust to “Blackstone Alternative Investment Funds” are hereby ratified, confirmed and approved in all respects

RESOLVED:

Article I, Section 1 of the Agreement and Declaration of Trust is hereby amended by deleting Section 1 and substituting therefore the following:

This Trust shall be known as “Blackstone Alternative Investment Funds” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

Amendment and Restatement of the Bylaws of the Trust

The undersigned, being the sole trustee of the Trust, does here adopt the following resolution pursuant to Article 12, Section 12.1 of the Bylaws of the Trust, and in lieu of a special meeting of the sole trustee:

RESOLVED:	The Bylaws of the Trust are hereby amended and restated, in the form attached hereto as Exhibit A, to reflect the change in name of the Trust to “Blackstone Alternative Investment Funds.”

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IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date first set forth above.

/s/ Peter Koffler
Peter Koffler
Sole Trustee

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	) ss.

On the 10th day of September, 2012, before me personally came Peter Koffler, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same.

Notary Public:
Commission Expiration: